Issuer Free Writing Prospectus
Filed Pursuant to Rule 433
Dated March 16, 2010
Registration Statement No. 333-154968
GLACIER BANCORP, INC.
8,949,100 Shares
Common Stock
Issuer:
Glacier Bancorp, Inc.
Change in Offering Size:
The contemplated offering size has been changed from an aggregate of $110,000,000 to an aggregate of $131,999,225 (before any exercise of the underwriters’ over-allotment option). Accordingly, 8,949,100 shares of the Issuer’s Common Stock, par value $0.01 per share are being offered, and the Issuer has granted a 30-day option to the underwriters to purchase up to an additional 1,342,365 shares to cover over-allotments. The change in the offering size will be reflected at the appropriate places in the Prospectus Supplement (Registration Statement No. 333-154968), which Prospectus Supplement will be filed by the Issuer pursuant to Rule 424.
The issuer has filed a registration statement (including a prospectus and prospectus supplement) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the prospectus supplement and the other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting D.A. Davidson & Co. - Prospectus Department, 8 Third Street North, Great Falls, MT 59401, (406) 791-7319.
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